Exhibit 10.1

AGREEMENT

BETWEEN

ATRICURE, INC. AND DAVID J. DRACHMAN

AtriCure, Inc., a Delaware corporation (“AtriCure” or the “Company”) and David J. Drachman (“Executive”) enter into this Agreement (the “Agreement”), effective on the date falling eight days after the date of signature below (the “Effective Date”).

WHEREAS, Executive has been employed as President and Chief Executive Officer for AtriCure, Inc. (the “Company”);

WHEREAS, Executive desires to resign his employment effective September 30, 2012;

WHEREAS, the parties are desirous of resolving all matters concerning Executive’s employment with the Company and thereof based upon a mutual understanding, with finality and without further expenditure of time, effort, money, and without admitting that any unlawful or improper action occurred;

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

1. Executive’s last day working as President and Chief Executive Officer of AtriCure shall be September 30, 2012. Executive agrees to continue performing services for the Company in his capacity as President and Chief Executive Officer of the Company from the Effective Date until September 30, 2012 (the “Termination Date”) in accordance with the terms, and subject to the conditions, of the Employment Agreement between Executive and the Company dated February 9, 2007, as amended (the “Employment Agreement”), including without limitation the Company’s obligation to continue paying Executive his base salary at the level in effect as of the Effective Date and providing Executive of all the benefits set forth in Sections 6 and 7 of the Employment Agreement, in each case through the Termination Date. Executive shall perform such duties and responsibilities as may be properly and lawfully required from time to time by the Board of Directors. As of the Termination Date, Executive shall resign from any and all directorships Executive may hold with the Company or any of its affiliates. Executive hereby submits his resignation from the Company’s Board of Directors effective as of 11:59 p.m. August 2, 2012.

2. Provided Executive executes this Agreement and does not revoke any provision hereof pursuant to Paragraph 6(b), the Company hereby agrees to pay Executive the following amounts:

(a) All accrued and unpaid base salary through the Termination Date.

(b) Executive will be paid for any accrued and unused vacation per AtriCure’s policy, less all applicable withholding taxes through the Termination Date.

(c) From and after the Termination Date separation pay equal to six (6) months of Executive’s base salary payable in equal installments for 12 payroll periods (6 months) according to AtriCure’s ordinary payroll practices, less all applicable withholding taxes.

(d) Executive’s stock options and restricted stock shall be governed by AtriCure’s 2005 Equity Incentive Plan. The parties acknowledge that Exhibit A provides a complete and accurate listing of all outstanding and unvested Company stock options (“Stock Options”) and shares of restricted stock (“Restricted Stock”) held by Executive as of the Termination Date, along with the applicable grant dates and vesting dates for each grant of Stock Options and Restricted Stock. From the date hereof through March 31, 2013, Executive shall vest in that portion of the Stock Options and shares of Restricted Stock as though he had remained employed with the Company through that date. In addition, all outstanding and vested Stock Options (including those that vest pursuant to the operation of the immediately preceding sentence) will remain exercisable through March 31, 2013 (or if earlier, through the full duration of their stated term). The portion of the Stock Options and Restricted Stock that remain unvested after the application of this Section 2(d) (which includes, for the avoidance of doubt, the Stock Options and Restricted Stock that would have otherwise vested after March 31, 2013) shall automatically be forfeited without further action by the parties, and shall be of no further force or effect, as of the close of business on March 31, 2013. The parties acknowledge that pursuant to the terms of the applicable equity plan, Executive may elect, on a form provided by the Company, to have the minimum required tax withholding obligation related to the vesting of shares of Restricted Stock pursuant to the application of this Section 2(d) satisfied either via a net share withholding method authorized by the applicable equity plan or by Executive paying the required tax withholding to the Company (and if the Company shall fail to provide such election form to Executive within 20 calendar days prior to the Termination Date, then Executive shall have the right to notify the Company in writing, no later than 10 calendar days prior to the Termination Date, regarding his elected withholding method).

(e) AtriCure shall reimburse Executive for the reasonable attorneys’ fees he incurred in connection with the negotiation, implementation, and documentation of this Agreement and other arrangements relating to his termination of employment with the Company, which reimbursement shall be payable in a single lump sum no later than 45 calendar days after the Effective Date, provided that Executive submits the reimbursement request to the Company in writing, with supporting documentation, no later than 20 calendar days after the Effective Date, and in no event shall the Company reimburse attorneys’ fees in excess of $15,000

Executive acknowledges and agrees that, other than as specifically set forth in this Agreement, Executive is not and will not be due any additional compensation, including, but not limited to, compensation for unpaid salary, unpaid bonus, severance, vacation pay from the Company, and any other compensation after the Date of Termination, except as provided herein. The Company agrees to indemnify Executive to the extent provided in its Second Amended and Restated Bylaws.

3. On the Effective Date AtriCure will provide Executive with a letter of reference as provided and signed by the Chairman of the Board. AtriCure will respond to inquiries generally consistent with the letter of reference. Executive shall provide the Company not later than 4:00 p.m. Cincinnati, Ohio time on August 1, 2012 a proposed statement subject to Company consideration to be included in any filing required by the U.S. Securities and Exchange Commission that describes his termination. Any communications to third parties shall be consistent with such statement. Executive and AtriCure agree not to make any statements inconsistent with the announcement that will be made to the public on August 2, 2012.

4. Beginning on the Termination Date, Executive shall be eligible to elect COBRA continuation coverage under the group medical, dental, vision and/or FSA plan generally available to other employees of the Company. If Executive exercises his rights under COBRA, AtriCure will make all required COBRA payments due on Executive’s behalf during the payroll periods described above in Paragraph 2(c).

5. (a) Unless otherwise specified herein, Executive agrees that he shall honor and abide by the terms and conditions of the Noncompetition, Proprietary Information and Inventions Agreement dated on or about October 22, 2002, including the agreements therein related including, but not limited to non-competition, proprietary information, inventions agreement, confidentiality agreements, conflict of interest agreements, and business conduct. AtriCure will consider in good faith any reasonable modifications to Executive’s non-competition covenants, which still protect the legitimate business interests of AtriCure.

(b) Without limiting any contractual, statutory or other obligations of the Executive and except to the extent otherwise expressly given written consent by the Company in its sole discretion, Executive agrees he will not, directly or indirectly, do any of the following during the six (6) month period immediately following the Date of Termination, anywhere within the United States (or any other country in which the Company is doing business): (i) induce any employee of the Company to leave the employ of the Company; (ii) induce any customer, consultant, vendor, advisor, physician, clinical investigator, university, hospital or other party having a business or professional relationship with the Company to cease or adversely change its relationship with the Company; (iii) counsel or advise or engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in (except for up to 1% of the outstanding shares of a publicly traded company), or participate in the financing, operation, management or control of, any other person, firm, corporation, or other entity engaged in or conducting business which is the same as, or competing with, the business being conducted by the Company (including, without limitation, any person, firm, corporation or other entity that designs, manufactures, develops, distributes, markets, promotes or sells any medical devices that may compete with any of the Company’s devices). Executive acknowledges that compliance with this paragraph is necessary to protect the national and international business and goodwill of the Company and that breach of any of these provisions will irreparably and continually damage the Company for which money damages may not be adequate. In the event that Executive breaches this paragraph, the Company will cease making any remaining unpaid severance benefits and require reimbursement of any prior benefits paid to Executive under this Agreement. In addition, the Company shall be entitled to preliminarily and/or permanently enjoin Executive from violating this paragraph in order to prohibit such harm. Nothing in this Agreement shall be construed to prohibit the Company from also pursuing any other remedy available to it, the parties having agreed that all remedies are to be cumulative.

In addition, Executive also agrees that for a period ending two years from the date of this Agreement, except as is necessary for the benefit of AtriCure in connection with his ongoing duties as President and Chief Executive Officer of the Company through the Termination Date, he will not, without the prior written consent of the Company, directly or indirectly: (1) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, more than six percent of any class or series of any voting securities of the Company or any of its subsidiaries or any direct or indirect rights, options or interests with respect to more than six percent of any voting securities or substantially all of the assets of the Company or any of its subsidiaries (whether by purchase, business combination, merger, consolidation, share exchange, joint venture or similar transaction); (2) solicit proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies or consents with respect to securities of the Company or initiate any stockholder proposal with respect to the Company; (3) seek to advise, control or influence the management, Board of Directors or policies of the Company or any of its subsidiaries, or take action for the purpose of convening a stockholders meeting of the Company; (4) make any proposal or any public announcement relating to a tender or exchange offer for securities of the Company or any of its subsidiaries or relating to any business combination, acquisition, merger, consolidation, share exchange, sale of material assets, liquidation or similar transaction involving the Company, any of its securities or material assets or any securities or material assets of any of its subsidiaries, or take any action that would or would reasonably be expected to require the Company to make public announcement regarding any of the foregoing; (5) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act for the purpose of acquiring, holding, voting or disposing of securities of the Company or any of its subsidiaries or taking any other actions restricted or prohibited under clauses (1) through (4) of this paragraph; (6) enter into any discussions, negotiations, arrangements or understandings with any third party, with respect to any of the actions restricted or prohibited under clauses (1) through (5) of this paragraph; or (7) advise, assist or encourage any other person in connection with any action restricted or prohibited under clauses (1) through (5) of this sentence.

(c) Executive will not, directly or indirectly, divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of AtriCure (e.g., joint ventures, other business combinations, investment opportunities, potential investors in AtriCure, and other similar opportunities) which Executive became aware of during his employment with AtriCure.

(d) Executive agrees to refrain from publishing or providing any oral or written statements about the Company or its subsidiaries or affiliates, or any of such entities’ officers, employees or directors that are disparaging, slanderous, libelous or defamatory, or that disclose private or confidential information about their business affairs, or that constitute an intrusion into their private lives, or that give rise to unreasonable publicity about their private lives, or that place them in a false light before the public, or that constitute a misappropriation of their name or likeness. Nothing herein shall preclude Executive from communicating truthfully while acting in his capacity as President and Chief Executive Officer until the Termination Date or, thereafter, from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law, Executive will promptly inform the Company in advance if he has reason to believe such response or testimony will directly relate to the Company. The Company and its subsidiaries and affiliates shall not publish or provide any oral or written statements about Executive that are disparaging, slanderous, libelous or defamatory, or that disclose private or confidential information about Executive’s business or personal affairs, or that constitute an intrusion into Executive’s private life, or that give rise to unreasonable publicity about Executive’s private life, or that place Executive in a false light before the public, or that constitute a misappropriation of Executive’s name or likeness. Nothing herein shall preclude the Company or any of its affiliates, employees, officers or directors from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that to the extent permitted by law, the Company will promptly inform Executive in advance if it has reason to believe such response or testimony will directly relate to Executive, or from complying with applicable disclosure obligations required by law.

(e) If Executive violates his obligations under this Agreement, Executive acknowledges that AtriCure has the right to discontinue any further payments provided for hereunder and to cancel this Agreement with no further obligations to Executive.

6. (a) Executive, on behalf of Executive and Executive’s heirs, executors, administrators, assigns, affiliates and agents, does hereby knowingly and voluntarily release, acquit, and forever discharge the Company, successors, assigns, and past, present, and future directors, officers, employees, trustees, and shareholders of the Company (the “Released Parties”) from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date on which Executive signs this Agreement, exist, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive’s employment with the Released Parties and the termination thereof, which Executive, or any of his heirs, executors, administrators, assigns, affiliates, and agents ever had, now has, or at any time hereafter may have, own, or hold against any of the Released Parties based on any matter (known or unknown) existing on or before the date on which Executive signs this Agreement. Executive acknowledges that in exchange for this release, the Company is providing Executive with total consideration, financial or otherwise, which exceeds that which Executive might otherwise have been entitled without the release. By executing this Agreement, Executive is waiving, without limitation, all claims against the Released Parties arising under federal, state, and local labor laws, any employment-related claims under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other restriction on the right to terminate employment. Nothing herein shall release any party from any obligation under this Agreement. Executive acknowledges and agrees that this release and the covenant not to sue set forth in paragraph (c) are essential and material terms of this Agreement and that, without such release and covenant not to sue, no agreement would have been reached by the parties and no benefits would have been paid. Executive understands and acknowledges the significance and consequences of this release and this Agreement.

The Company, on behalf of itself and the other Released Parties, and each of them, does hereby knowingly and voluntarily release, acquit, and forever discharge Executive from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date on which the Company signs this Agreement, exist, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive’s employment with the Released Parties and the termination thereof, which the Company or any of the Released Parties ever had, now has, or at any time hereafter may have, own, or hold against Executive based on any matter (known or unknown) existing on or before the date on which the Company signs this Agreement, including, without limitation, all claims against Executive arising under federal, state, and local labor laws, any employment-related claims under ERISA, and any other restriction on the right to terminate employment. Notwithstanding the foregoing provisions of this Section 6(a), nothing herein shall release Executive from (i) any act that constitutes a criminal act under any Federal, state or local law committed or perpetuated by Executive during the course of Executive’s employment with the Company or its affiliates or thereafter prior to the execution date of this Release (including any criminal act of fraud, material misappropriation of funds or embezzlement, or any other criminal action); (ii) any act of fraud or material theft committed by Executive in connection with his employment with the Company or thereafter prior to the execution date of this Agreement; or (iii) Executive’s continuing obligations under this Agreement.

(b) EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”). EXECUTIVE FURTHER AGREES: (A) THAT EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKER’S BENEFIT PROTECTION ACT OF 1990; (B) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT EXECUTIVE HEREBY IS AND HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (D) THAT THE COMPANY HAS GIVEN EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (E) THAT EXECUTIVE REALIZES THAT FOLLOWING EXECUTIVE’S EXECUTION OF THIS RELEASE, EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED; AND (F) THAT THIS ENTIRE AGREEMENT SHALL BE VOID AND OF NO FORCE AND EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS AGREEMENT AND RELEASE THEN BECOME EFFECTIVE AND ENFORCEABLE UPON THE EIGHTH DAY AFTER EXECUTIVE SIGNS THIS AGREEMENT.

(c) To the maximum extent permitted by law, Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local court against the Released Parties, including, but not limited to, any of the claims released in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent Executive or any of the Released Parties from instituting any action (i) to enforce the terms of this Agreement; (ii) to file a charge, testify, assist or participate in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission or similar state agency; however, Executive may not recover any additional compensation or damages as a result of any such participation; (iii) to enforce any rights Executive may have to recover vested benefits under ERISA; or to assert claims that might arise after the date Executive signs the Agreement.

(d) Executive represents and warrants that: (i) Executive has not filed or initiated any legal, equitable, administrative, or other proceeding(s) against any of the Released Parties; (ii) no such proceeding(s) have been initiated against any of the Released Parties on Executive’s behalf; (iii) Executive is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released in this Paragraph 6; (iv) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; (v) Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement; (vi) Executive has not used any proprietary or confidential information of the Company for his own benefit, or disclosed any such information, directly or indirectly, to any third party, except as such disclosure is permitted under the terms of the relevant confidentiality agreements between him and the Company; and (vii) Executive confirms as of the Termination Date, he will returned to the Company all documents, materials, recordable media and tangible matter (together with all copies thereof) required to be returned by him to the Company under such agreements as well as any other computer or communication equipment or other property of the Company in his possession or control.

(e) The consideration offered herein is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Executive expressly agrees that Executive is not entitled to and shall not receive any further payments, benefits (except vested ERISA benefits), or other compensation or recovery of any kind from the Company or any of the other Released Parties. Executive further agrees that in the event of any further proceedings whatsoever based upon any matter released herein, the Company and each of the other Released Parties shall have no further monetary or other obligation of any kind to Executive, including without limitation any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of Executive.

7. Executive acknowledges by signing this Agreement that Executive has read and understands this document, that Executive has conferred with or had the opportunity to confer with Executive’s attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same KNOWINGLY AND VOLUNTARILY.

8. It is intended that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Agreement shall be governed by and construed solely in accordance with the internal laws of the state of Ohio. In the event that any paragraph, subparagraph, or provision of this Agreement shall be determined to be partially contrary to governing law or otherwise partially unenforceable, the paragraph, subparagraph, or provision and this Agreement shall be enforced to the maximum extent permitted by law, and if any paragraph, subparagraph, or provision of this Agreement shall be determined to be totally contrary to governing law or otherwise totally unenforceable, the paragraph, subparagraph, or provision shall be severed and disregarded and the remainder of this Agreement shall be enforced to the maximum extent permitted by law.

9. Executive agrees that neither this Agreement nor the performance by the parties hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state, or local law, regulation, common law, breach of any contract, or any other wrongdoing of any type. Executive and Company agree that this Agreement satisfies and discharges any and all obligations of the parties hereto under Sections 8 and 9 of the Employment Agreement entered into as of February 9, 2007, as amended, between Executive and Company.

10. The rights and benefits under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation, or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death. The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of the Company’s business and/or assets to assume this Agreement expressly in writing (and deliver a copy to Executive) and to expressly agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

11. Executive agrees that he will assist and cooperate with the Company, in all reasonable respects, in connection with the defense or prosecution of any claim that may be made against or by the Company, regarding any ongoing or future investigation or dispute or claim of any kind involving the Company, whether civil, administrative or criminal, and as otherwise reasonably requested by the Company. The Company agrees to reimburse Executive for all reasonable out-of-pocket expenses associated with any services performed under this Section 11, including travel expenses, food, and lodging. Any services or assistance contemplated in this Section 11 shall be at mutually agreed to and convenient times. The right to reimbursement in this Section 11 shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement during any taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, and such reimbursements shall be made within 45 days after incurred, provided that Executive provides proper documentation to the Company within 30 days after the expenses are incurred.

12. Each party hereby consents to and submits to the jurisdiction of the federal and state courts located in Butler County, Ohio and, except as provided in any existing or future agreement between the parties regarding arbitration, any action or suit under this Agreement shall be brought in the federal or state court with appropriate jurisdiction over the subject matter established or sitting in such city, and each party hereby agrees not to raise in connection therewith, and hereby waives, any defenses based upon the venue, the inconvenience of the forum, the lack of personal jurisdiction, the sufficiency of service of process or the like in any such action or suit brought in accordance with this Paragraph.

13. Except as and to the extent as may be otherwise expressly provided herein, all notices under this Agreement (including, without limitation, any service of process hereunder) shall be in writing and shall be delivered personally or via prepaid, receipted overnight courier service (such as FedEx), or mailed by registered or certified mail, return receipt requested, postage prepaid, to the addresses for the parties set forth on the first page of this Agreement or to such other address as either party shall designate to the other party by written notice in like manner, with all notices to the Company to be further addressed “Attention: Vice President of Human Resources”. All notices shall be deemed given and received upon actual delivery.

14. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and same instrument. This Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the parties hereto, and those signatures need not be on the same copy. The facsimile copies showing the signatures of the parties will constitute originally signed copies of the same agreement requiring no further execution.

15. Subject to Paragraph 5(a), this Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof. Executive affirms that, in entering into this Agreement, he is not relying upon any other oral or written promise or statement made by anyone at any time on behalf of the Company. This Agreement may not be changed or altered, except by a writing signed by the Company and Executive.

ATRICURE, INC.		David J. Drachman

By:	/s/ Robert Ward	Sign:	/s/ David J. Drachman
	Robert Ward Vice President, Human Resources	Dated: August 2, 2012

Dated: August 2, 2012

EXHIBIT A

AWARD	GRANT DATE	# OF SHARES OUTSTANDING AND UNVESTED ON TERMINATION DATE	# OF SHARES TO VEST THROUGH MARCH 31, 2013	VESTING DATES
Stock Option - NQ	2/17/2010	38,959	13,750	17th day of each month
Stock Option - NQ	2/9/2011	30,209	6,250	9th day of each month
Stock Option - NQ	2/15/2012	40,000	10,833	10,000 on 2/15/2013, 833 on 3/15/2013
Restricted Stock	7/29/2009	20,000	0
Restricted Stock	2/17/2010	15,000	7,500	2/17/2013
Restricted Stock	2/9/2011	75,000	25,000	2/9/2013
Restricted Stock	2/15/2012	36,000	9,000	2/15/2013